UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

Simpson Manufacturing Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588
 (Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 4.01    Changes in Registrant’s Certifying Accountant
(a)    Dismissal of Independent Registered Public Accounting Firm
On June 19, 2015, the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation (the “Registrant” or the "Company"), upon the recommendation of the Audit Committee of the Board of Directors (the “Audit Committee”), dismissed PricewaterhouseCoopers LLP (“PwC”) as the Registrant’s independent registered public accounting firm.
The reports of PwC on the Registrant’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through June 19, 2015, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the consolidated financial statements for such fiscal years. During the fiscal years ended December 31, 2013 and 2014 and any subsequent interim period through June 19, 2015, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company’s internal control over financial reporting was not effective due to the existence of material weaknesses in the Company’s internal control over financial reporting. As disclosed in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014:

•
The Company’s management did not design and maintain effective controls over the valuation of goodwill. Specifically, management did not design a review precise enough to determine the accuracy and support of certain forecasts and assumptions related to the goodwill impairment assessments. This material weakness resulted in errors in the Company’s step-one goodwill impairment models, which were not detected by its internal control review process; and

•
The Company’s management did not design and maintain effective internal controls related to the valuation of indefinite-lived in-process research and development intangible assets. Specifically, management did not design a process or controls to evaluate impairments at the individual asset level in accordance with accounting principles generally accepted in the United States.

PwC discussed each of these matters with the Audit Committee. The Company has authorized PwC to fully respond to the inquiries of Grant Thornton LLP (“Grant Thornton"), the successor independent registered public accounting firm, concerning these matters.
The Registrant provided PwC with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that PwC furnish the Registrant with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not PwC agrees with the statements related to them made by the Registrant in this report. A copy of PwC’s letter to the SEC dated June 24, 2015, is attached as Exhibit 16.1 to this report.
(b)    Engagement of Independent Registered Public Accounting Firm
On June 19, 2015, the Registrant’s Board of Directors, upon the recommendation of its Audit Committee, approved the appointment of Grant Thornton as the Registrant’s new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2014 and 2013 and any subsequent interim period through June 19, 2015, neither the Registrant, nor anyone on its behalf, consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Registrant, and no written report or oral advice was provided to the Registrant by Grant Thornton that Grant Thornton concluded was an important factor considered by the Registrant in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Item 8.01    Other Events.

The Company announced today that it has purchased 254,619 shares of its Common Stock, for average price of $33.24 per share, since late April. The total spent was approximately $8.5 million and was part of the $50.0 million that the Company’s Board of Directors authorized in February, 2015 for repurchases of Common Stock. The authorization will remain open for the remainder of the year.

Item 9.01    Financial Statements and Exhibits

Exhibit No.        Description

Exhibit 16.1        Letter of PricewaterhouseCoopers LLP dated June 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	June 24, 2015	By	/s/BRIAN J. MAGSTADT
Brian J. Magstadt
Chief Financial Officer

4